UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 22, 2004

AVATECH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31265	84-1035353
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10715 Red Run Blvd., Suite 101, Owings Mills, Maryland 21117

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (410) 581-8080

Inapplicable

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement.

(a) (1) On November 22, 2004, Avatech Solutions, Inc. (the “Company”), Avatech Solutions Subsidiary, Inc., a wholly-owned subsidiary of the Company (“Subsidiary”), and W. James Hindman, the Chairman of the Company’s Board of Directors, entered into a Change in Terms Agreement (the “Amendment”) with K Bank, the Company’s senior lender. On the same date, the Company, Subsidiary, and K Bank also entered into a Letter Agreement (the “Letter Agreement”).

(2) The Amendment extends the maturity date of the $700,000 line of credit extended by K Bank to Subsidiary on October 28, 2004 (the “Additional Line”) from December 15, 2004 to February 15, 2005. The Letter Agreement modifies a previous letter agreement between the Company, Subsidiary, and K Bank that restricted Subsidiary’s borrowings under the Additional Line and Subsidiary’s existing $3.0 million line of credit (the “Primary Line”) to an aggregate of $3.0 million. Pursuant to the Letter Agreement, the amount available to Subsidiary for borrowing under the Primary Line is not affected by the amount outstanding under the Additional Line, and vice versa.

Regardless of the Letter Agreement, Subsidiary’s aggregate borrowings under the Primary Line and the Additional Line are limited to $3.0 million through December 15, 2004 by restrictions under the terms of the Company’s agreement with another of the Company’s lenders. Unless that other lender consents to additional borrowings from K Bank, after December 15, 2004, Subsidiary’s aggregate borrowings from K Bank will be limited to $2.0 million. The Company intends to seek consent from this other lender to permit Subsidiary to borrow up to $3.0 million from K Bank through the maturity date of the Additional Line.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVATECH SOLUTIONS, INC.
(Registrant)

Date: November 29, 2004	By:	/s/ Christopher D. Olander
Christopher D. Olander
Executive Vice President and General Counsel